Exhibit 99

Network Equipment Technologies Announces Preliminary

Financial Results for Fiscal Q3 2007

Strong Product Sales Result in Increased Guidance for 2007 Fiscal Year Growth

Fremont, CA, January 5, 2007 –Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE: NWK), a global provider of multi-service network exchange solutions for government and enterprise customers, announced today that it anticipates revenues for the third fiscal quarter of 2007 to be in the range of $21.6 - $22.1 million.

As a result of strong sales activity in the third fiscal quarter, the Company currently expects 2007 fiscal year revenues to reflect 17% to 20% year over year growth. The Company had previously guided for full fiscal year 2007 revenues to be more than 10% higher year over year.

Ending cash for the quarter is expected to increase to approximately $85 million, higher than the original expectation of approximately $80 million.

The Company expects to report its results for the third quarter on Monday, January 22, 2007 after market close.

“In addition to the continued improvement in revenue we achieved in the third quarter, sales activity was at its highest level in more than two years,” commented C. Nicholas Keating, president and CEO. “I was also pleased that we were cash flow positive in the quarter and saw revenue contribution from all our products.”

Mr. Keating and John McGrath, CFO, will be presenting at the 2007 Needham Growth Conference on Thursday, January 11, 2007 at the New York Palace Hotel at 4:30 p.m. ET.  The presentation will highlight NET's product direction, market opportunities in government and enterprise applications, and strategy for unified communications.

A link to the live web cast and recording of the presentation will be made available. Investors wishing to view the presentation online should visit the “Upcoming Events” section of NET’s investor relations website at ir.net.com.  The presentation will be archived and available under the “Webcast Archives” section of the website until midnight on July 11, 2007.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) is a leading provider of multi-service network exchange solutions that enable flexible, cost-effective network evolution. A pioneer of the networking industry, NET has been delivering network exchange solutions to enterprise and government customers for more than 20 years.

Forward Looking Statements

This press release contains forward-looking statements, relating to revenue, cash balances, and possible future operating results, within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include final tabulation of our results for the quarter ended December 29, 2006, the timing and budgeting of government telecommunications projects, the timing of orders and satisfaction of conditions to recognize revenue, and product development achievements, as well as the factors identified in Network Equipment Technologies’ Annual Report on Form 10-K for the year ended March 31, 2006 and most recent subsequent Quarterly Report on Form 10-Q. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.